Exhibit 99.1

PRESS RELEASE

www.biotapharma.com

FOR IMMEDIATE RELEASE

BIOTA REPORTS THAT LANINAMIVIR OCTANOATE IS APPROVED

FOR THE PREVENTION OF INFLUENZA IN JAPAN

ATLANTA, GA – December 20, 2013 — Biota Pharmaceuticals, Inc. (NASDAQ: BOTA, “Biota” or the “Company”) today reported that Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) has been granted regulatory approval in Japan to manufacture and market Inavir® Dry Powder Inhaler 20mg (generic name laninamivir octanoate) for the prevention of influenza A and B. Inavir® was successfully developed and launched by Daiichi Sankyo in Japan for treatment of influenza A and B viruses in October, 2010. Biota is developing laninamivir octanoate outside of Japan for the treatment of influenza, and is currently conducting a large, multi-national Phase 2 trial of laninamivir octanoate in adults infected with influenza. In 2003, the Company and Daiichi Sankyo entered into a collaboration and license agreement to develop long-acting neuraminidase inhibitors, including laninamivir octanoate, and in March 2009, the parties entered into a commercialization agreement, pursuant to which Daiichi Sankyo obtained exclusive marketing rights to laninamivir octanoate in Japan.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates in development: laninamivir octanoate (LANI), a long-acting neuraminidase inhibitor that the Company is developing for the treatment of influenza A and B infections under an IND in the United States through a contract with the U.S. Office of Biomedical Advanced Research and Development Authority (BARDA) that is designed to provide up to $231 million in financial support to complete its clinical development; and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus (HRV). In addition to these clinical-stage programs, the Company has a preclinical program focused on developing treatments for respiratory syncytial virus (RSV). For additional information about the Company, please visit www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. All statements, other than historical facts are forward looking statements. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC on November 12, 2013.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Holdings Limited and Inavir® is a registered trademark of Daiichi Sankyo Company, Limited.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com